Exhibit 4.15

English translation

AMENDING AGREEMENT No. 5

to Non-Revolving Loan Facility Agreement No. 5594 dated October 9, 2012

The City of Moscow	December 19, 2013

SBERBANK OF RUSSIA, an open joint stock company, organized and existing under the laws of the Russian Federation (company name in Russian: ) (the “Lender”), as represented by Andrei Yu. Goncharenko, Managing Director and Deputy Director of the Lending and Project Financing Group of the Financing Department of Sberbank of Russia, acting by virtue of the Lender’s Articles of Association and under Power of Attorney No. 259-D dated June 7, 2013, on the one hand; and

SOUTHERN KUZBASS COAL COMPANY OAO, an open joint stock company, organized and existing under the laws of the Russian Federation (company name in Russian: ) (the “Borrower”), as represented by Stanislav A. Ploshchenko acting under a Power of Attorney dated February 27, 2013, certified by Olga S. Davydova, a notary public of the City of Moscow, and registered by the said notary in the register under Number 1-198, on the other hand;

the Lender and the Borrower being hereinafter collectively referred to as the “Parties” and, each individually, as a “Party”;

have entered into this amending agreement (the “Amending Agreement”) to the Non-Revolving Loan Facility Agreement No. 5594 dated October 9, 2012 (the “Loan Agreement”).

THE PARTIES HAVE AGREED AS FOLLOWS:

1. To restate the first paragraph of Clause 7.1.7(k) of the Loan Agreement as below:

“(k) Any of the following Mechel Mining Group financial indicators is not complied with:

(i) the Total Net Debt / EBITDA ratio at the level of no more than:

•	eight (8.0) as of December 31, 2014;

•	six point five (6.5) as of June 30, 2015;

•	three point five (3.5) as of December 31, 2015;

•	three (3.0) as of June 30, 2016;

•	three (3.0) as of December 31, 2016;

•	two point five (2.5) as of June 30, 2017;

•	two (2.0) as of December 31, 2017 and each accounting date thereafter. This indicator shall not be tested as of June 30, 2013, December 31, 2013 and June 30, 2014.”

2. To restate the first paragraph of Clause 7.1.7(k) of the Loan Agreement as follows:

“2) Mechel Mining Group’s EBITDA / Net Interest Coverage ratio at a level of no less than:

•	one (1.0) as of December 31, 2013;

•	one point two (1.2) as of June 30, 2014;

•	two (2.0) as of December 31, 2014;

•	two point five (2.5) as of June 30, 2015;

•	four (4.0) as of December 31, 2015 and each accounting date thereafter. This indicator shall not be tested as of June 30, 2013.”

3. To restate Clause 7.1.5(j) of the Loan Agreement as below:

(j) The Borrower defaults on or breaches any of the undertakings or conditions envisaged by Clauses 8.2.5 and/or 8.2.6 and/or 8.2.7 and/or 8.2.8 and/or 8.2.9 and/or 8.2.10 and/or 8.2.11 and/or 8.2.12 and/or 8.2.13 and/or 8.2.14 and/or 8.2.15 and/or 8.2.16 and/or 8.2.17 and/or 8.2.18 and/or 8.2.19 and/or 8.2.20 of the Loan Agreement;”

4. To restate the paragraph in Clause 8.10 of the Loan agreement immediately following the words “The Parties have agreed that the restrictions set out in this Clause shall not apply to:” as follows:

“- transactions which would not result in the total debt owing from the Mechel Group (excluding the Mechel Mining Group) to the Mechel Mining Group by (but excluding) December 31, 2013 exceeding one billion four hundred million U.S. dollars (US$1,400,000,000). All such debt has to be repaid in full by December 31, 2015;”. All other provisions of Clause 8.10 shall remain unchanged.

5. To add to the Loan Agreement the following Clause 8.2.20:

“8.20. Obtain from the Lender prior written consent to each of the following transactions which are to be consummated in the period ending December 31, 2014:

8.20.1. Any repayment of the principal under a loan/facility agreement executed by any Mechel Group company with any GPB Group and/or VTB Group company (unless the loan repaid by a Mechel Group company is refinanced in full by a new loan provided by any GPB Group and/or VTB Group company no later than two business days after repayment of the loan);

8.20.2. Any repayment of the principal under a Syndicated Loan;

8.20.3. Any purchase of Mechel bonds from any GPB Group and/or VTB Group company.

In the event of a Borrower breach under this Clause, the Lender shall be entitled to request the Borrower and/or one or more Mechel Group companies acting as the borrower(s) under the loan agreements executed with the Lender, and the corresponding borrower shall be obliged, no later than 5 business days after receiving such a request from the Lender, prepay the principal outstanding under the loan agreement which would be specified by the Lender and which has been executed by the corresponding borrower and/or purchase from the Lender the same number of Mechel bonds as indicated in the Lender’s request.

The Parties further agree that the total amount of the principal repayment under one or more loan agreements executed with the Lender and/or the price at which the Mechel bonds are purchased from the Lender shall in monetary terms represent the same share in Mechel Group’s total debt to the Lender (taking into account the Mechel bonds held by the Lender) which represented each principal repayment under the loan/facility agreements and/or the purchase price of Mechel bonds before the corresponding loan payment:

•	in Mechel Group’s total debt to GPB Group companies (taking into account the Mechel bonds held by the GPB Group companies), where the loan payment is made to a GPB Group company;

•	in Mechel Group’s total debt to VTB Group companies (taking into account the Mechel bonds held by the VTB Group companies), where the loan payment is made to a VTB Group company;

•	in the loan amount remaining outstanding under a Syndicated Loan, where the loan payment is made by way of repayment of a Syndicated Loan.

In any such event, the Borrower shall be charged no prepayment fee for early repayment of the loan or any part thereof.

As used herein, “GPB Group” means Gazprombank, an open joint stock company, organized and existing under the laws of the Russian Federation, and all of those companies the list of which is defined from time to time in the consolidated financial statements.

As used herein, “VTB Group” means VTB Bank, an open joint stock company, organized and existing under the laws of the Russian Federation, and all of those companies the list of which is defined from time to time in the consolidated financial statements.

As used herein, the “Syndicated Loans” means: (a) the loan agreement for the amount of eight hundred fifty-seven million one hundred forty-two thousand eight hundred fifty-eight U.S. dollars (US$857,142,858) dated September 6, 2010, as amended, made by and between Yakutugol, as the borrower, and UniCredit Bank AG, London Branch, as the facility agent; and (b) the loan agreement for the amount of eight hundred fifty-seven million one hundred forty-two thousand eight hundred fifty-eight U.S. dollars (US$857,142,858) dated September 6, 2010, as amended, made by and between Southern Kuzbass, as the borrower, and UniCredit Bank AG, London Branch, as the facility agent.”.

6. The Parties have agreed that the terms of the Loan Agreement mentioned in Clauses 1, 2 and 5 of this Amending Agreement shall apply to the legal relations between the Parties to the Loan Agreement starting from October 7, 2013.

7. All the other terms and conditions of the Loan Agreement which are not amended hereby shall continue and remain in full force and effect.

8. This Amending Agreement is made in two counterparts having equal legal force, one for the Lender and one for the Borrower.

9. This Amending Agreement shall take effect as of the date of its execution by both Parties.

PARTIES’ LOCATION AND BANK DETAILS

LENDER:

Location and mailing address: 19 Vavilov Str., Moscow 117997, Russia ( )

Taxpayer Number (INN): 7707083893

Company Number (OGRN): 1027700132195

Taxpayer Record Validity Code (KPP): 775001001

Russian National Company and Business Classification Code (OKPO): 00032537

For payments in RUR: Account No. 30301810500001000014; Correspondent Account No. 30101810400000000225 with OPERU of the Moscow GTU of the Bank of Russia; BIC 044525225

For payments in USD:

Account No. 30301840800001000014 with Sberbank, Moscow, SWIFT SABRRUMM

(HEAD OFFICE – ALL OFFICES in RUSSIA)

BANK OF NEW YORK MELLON NEW YORK, NY, SWIFT IRVT US 3N

For payments in EUR:

Account No. 30301978400001000014 with Sberbank, Moscow, SWIFT SABRRUMM

(HEAD OFFICE – ALL OFFICES in RUSSIA)

DEUTSCHE BANK AG FRANKFURT AM MAIN, SWIFT DEUTDEFF

Tel: (495) 747-3381; 957-5563; Fax: (495) 957-5561

BORROWER:

Location: 6 Yunosti Str., Mezhdurechensk, Kemerovo Region, 652877, Russia ( )

Mailing address: 6 Yunosti Str., Mezhdurechensk, Kemerovo Region, 652877, Russia ( )

Taxpayer Number (INN): 4214000608

Company Number (OGRN): 1024201388661

Ruble Account No. 40702810026070100405 with Mezhdurechensky Branch No. 7763 of the Siberia Bank of the Sberbank of Russia

Tel: (384) 757-4370; Fax: (384) 757-4397

Email: mechel@mechel.com

PARTIES’ SIGNATURES

LENDER	BORROWER

Managing Director Deputy Director of the Lending and Project Financing Group of the Financing Department Sberbank of Russia	Under Power of Attorney

/s/ Andrei Yu. Goncharenko /seal/	/s/ Stanislav A. Ploshchenko /seal/

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